urban-gro, Inc.
CONSULTING AND TRANSITION AGREEMENT
THIS CONSULTING AND TRANSITION AGREEMENT (this “Agreement”), dated as of February 18, 2025, by and among urban-gro, Inc., a Delaware corporation (the “urban-gro” or the “Company”), and Richard Akright, an individual (“Akright”). The Company and Akright may be referred to herein as a “Party” or collectively as the “Parties.”
RECITALS
    Whereas, Akright has served as the Chief Financial Officer of the Company as a full-time employee;
    Whereas, Akright desires and the Company agrees to Akright transitioning from full-time employment to a fractional CFO role with the Company effective as of February 18, 2025 (the “Transition Date”);
    Whereas, the Company and Akright desire to set forth all matters regarding Akright’s scope of consulting and separation of employment from the Company and to completely resolve all rights and claims stemming from Akright’s employment.
    Now Therefore, in consideration of the foregoing premises, the covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Akright and the Company agree as follows:
TERMINATION OF EMPLOYMENT
1.Transition Date. Akright’s employment with the Company will terminate on the Transition Date. Akright will be paid for all time worked through the Transition Date in accordance with the Company’s standard payroll cycle and will be paid for any accrued but unused vacation. Akright acknowledges that no other compensation, vacation pay, bonus, sick pay, personal day pay, or any other money is or will be owed to Akright by the Company.

2.Severance Pay. Akright will receive $132,398.20 in total severance (“Severance Pay”), subject to withholding for all taxes required by law and to those deductions already authorized in writing, which equals the following:

a.$125,000 in base salary pay (representing 5 months of salary), paid by-weekly in normal payroll periods; and

b.$7,398.20 representing 5 months of COBRA coverage, paid out monthly.

Should Akright revoke this Agreement, Akright shall pay back the entire amount of the Severance Pay at the time of revocation. You will be eligible to make further contributions to the urban-gro 401k Savings Plan for the Severance Pay; however, urban-gro will not provide employer contributions after the Transition Date.

3.Severance Benefits. As further consideration for this Agreement, urban-gro will provide the Severance Benefits described in this Section.

a.Group Benefits. Except for COBRA continuation, Akright’s group health benefits end at the end of the month of the Transition Date.

urban-gro subsidized coverage through COBRA will be administered in accordance with all applicable law, including but not limited to the American Rescue Plan Act (“ARPA”) of 2021. If applicable, urban-gro will abide by any subsidy requirements under ARPA, after which the Company subsidy will reduce the COBRA coverage cost so that Akright will pay an amount equivalent to the contribution required for active employees, plus a 2% administrative fee. When the applicable number of subsidy weeks has ended, Akright must pay the full cost of medical coverage plus a 2% administrative fee to continue coverage for the remaining COBRA period.
The terms the Company’s 2021 Omniubs Stock Plan or stock certificates shall govern the treatment any stock awards. Notwithstanding the foregoing, Akright’s long term incentive RSU grants for 2023 will be accelerated and will fully vest on the Effective Date. Details of the accelerated vesting are as follows:

•2023 Grant: RSUs granted equal 47,468 vesting over three years at an annual rate of 20% / 20% / 60% starting 01/01/24.
o9,494 RSUs vested on 01/01/24
o9,494 RSUs vested on 01/01/25
Remaining 28,480 RSUs to be accelerated and will vest on the Effective Date
Akright understands, acknowledges, and agrees that the Severance Pay and Severance Benefits exceed what he otherwise is entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement and the general release contained in it. Akright further acknowledges that he is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Company to provide these or other benefits to any individuals other than Akright.
4.General Release and Waiver of Claims.

a.In consideration of the Severance Pay and Severance Benefits (collectively referred to as “Plan Benefits”), to be provided pursuant to the Plan, Akright, and any entity you may control, agree to release and forever discharge the Company, its subsidiaries and affiliates, and each of its and their parent organizations, predecessors, successors and assigns, and all of its and their past and present officers, directors, employees, agents, attorneys, associates, insurers and employee benefit plans (hereinafter collectively “Company Releasees”) from any and all claims, demands, liabilities, damages or causes of action arising out of facts or occurrences before the date of this Agreement, whether known or unknown to Akright, including claims arising out of employment with the Company or any of its wholly-owned subsidiaries (hereinafter collectively the “Employer”) and Akright’s separation from employment (hereinafter collectively “Claims”).

b.Akright understands that by releasing the Company Releasees from each and every Claim, you are giving up rights to bring all Claims against any Company Releasee based on any action, decision or event occurring before the date this Agreement is signed. This release covers all Claims against the Company Releasees, including but not limited to those arising under tort, contract and local, state or federal statute, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; Section 1981 of the Civil Rights of 1864, as amended; the Age Discrimination in Employment Act, as amended (the “ADEA”) and the Older Workers Benefit Protection Act; the Employee Transition Income Security Act, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act, as amended; the American’s with Disabilities Act, as amended; the Worker Adjustment and Retraining Notification Act; the Families First Coronavirus Response Act, the American Rescue Plan Act, the Colorado Anti-Discrimination Act (CADA), the Lawful Off-Duty Activities Statute (LODA), the Colorado Equal Pay for Equal Work Act, the Colorado Healthy Families and Workplaces Act, the Personnel Files Employee Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, the Colorado Equal Pay Act, the Colorado Minimum Wage Order, the Colorado Genetic Information Non-Disclosure Act, whistleblower protection statutes; and any other federal, state, tribal or local law, statute, regulation or ordinance concerning employment, including termination of employment, including but not limited to laws prohibiting discrimination based on age, race, creed, color, religion, national origin, sex, disability, HIV/AIDS status, genetic information, marital status, sexual orientation, military service or veteran status or any other protected classification; denial or termination of any health benefit or benefits of any other kind, or any claims of breach or violation of public policy, any claims arising under the Federal or any state constitution, wrongful or constructive discharge, retaliatory discharge, breach of contract, wage claims, including but not limited to claims for bonuses, severance, vacation and overtime, promissory estoppel, fraud, fraudulent misrepresentation or concealment, retaliation, breach of the covenant of good faith and fair dealing, intentional and/or negligent infliction of emotional distress, outrageous conduct, interference with prospective business advantage, negligence, negligent misrepresentation or concealment, wrongful or bad faith termination, defamation and other business or personal injury, breach of fiduciary duty, any and all claims under federal immigration law, or any other claims or rights to damages, whether contractual, liquidated, compensatory, exemplary, or punitive, or rights to or claims for injunctive or equitable relief, or rights to or claims for indemnification, attorney’s fees, litigation costs or other monetary relief and all losses of any kind whatsoever, which You have or might have by virtue of any fact(s), act(s) or event(s) occurring prior to the effective date of this Agreement. You further agree to waive any and all claims against the Company Releasees arising out of your ownership of urban-gro stock, including existing claims for securities fraud, non-disclosure of information or retaliation for protected activity related to urban-gro financial disclosures under any state or federal statute and any derivative shareholder claims. However, nothing in this Agreement limits Your right to receive money from the Securities Exchange Commission as a reward for providing information to that agency.

c.In exchange for the waiver and release of claims against the Company Releasees, and non-revocation of any portion of that release, the Company expressly waives and releases any and all claims against Akright arising out of your employment with the Company, your position as a director and an officer of the Company that may be waived and released by law.

d.The release of claims above do not apply to (i) events, acts, or omissions taking place after the Parties’ execution of the Agreement; (ii) any breach of any terms and conditions of the Agreement; and (iii) Your criminal activities or intentional misconduct occurring during Your employment with the Company.

e.For any and all claims covered by the mutual releases set forth above, the Parties agree to not pursue or initiate legal proceedings for such claims.

5.General Release Exclusions. Akright understands that, notwithstanding Section 5 above, nothing in this Agreement is intended to unlawfully release or waive any of Your rights under any laws or to prevent, impede, or interfere with Your ability right to:
(a) provide truthful testimony if under subpoena to do so, (b) file a charge with, testify before, or provide information to any federal, state or local administrative agency (such as the U.S. Equal Employment Opportunity Commission) or cooperate in an agency investigation (except that You acknowledge that You cannot recover money in connection with any such charge or investigation), (c) challenge the validity of this release, or (d) pursue any rights or claims that may arise after the date this Agreement is signed.
Further excluded from this release are any claims You may have for:
(a)unemployment benefits under applicable law;
(b)workers’ compensation insurance benefits;
(c)continued participation in certain of the Company’s group health benefit plans pursuant to COBRA, if applicable, and/or any applicable state law counterpart to COBRA;

(d)any benefit entitlements vested as of Your Separation Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company; and
(e)any claims that are not waivable as a matter of applicable law.

6.Previous Agreements. You agree that, the subject matter herein supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters the obligations contained in paragraphs 6-9, 11 and 13 in Your Employment Agreement executed with the Company on July 1, 2020. For clarification, those provisions relate to confidential information, restrictive covenants, assignment of inventions, specific performance and injunctive relief, assignment of the agreement, and parachute payments. Those covenants contained in Your Employment Agreement shall remain in full force and effect.

7.Confidential Information. You hereby acknowledge that You are bound by all confidentiality agreements that You entered into with the Company and/or any and all past and current parent, subsidiary, related, acquired and affiliated companies, predecessors and successors thereto (which agreements are incorporated herein by this reference), that as a result of Your employment You have had access to the Confidential Information (as defined in such agreement(s)), that You will hold all such Confidential Information in strictest confidence and that You may not make any use of such Confidential Information on behalf of Yourself or any third party. By signing this Agreement, You further confirm that You have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that You have not taken with You any such documents or data or any reproduction thereof. Consistent with the federal Defend Trade Secrets Act of 2016, You shall not be held criminally or civilly liable under federal or state trade secret law for disclosing a Company trade secret: (a) in confidence either directly or indirectly to an attorney, or any federal, State, or local government official, for the sole purpose of reporting or investigating a suspected violation of law; (b) in a complaint or other document filed under seal in either a lawsuit or other proceeding; or (c) to Your attorney(s) or in a lawsuit filed by You alleging retaliation by the Company for reporting a suspected violation of the law (should You decide not to sign this Agreement and thereby release all claims for retaliation), so long as any document containing trade secrets is filed under seal and You do not otherwise disclose the trade secrets except pursuant to court order.

8.Non-Disparagement. You promise that You will not at any time make or publish any statements or comments that injure the reputation or goodwill of any Company Releasee; but You also understand that You may respond truthfully if asked or required to participate in a legal investigation or other governmental matter. The Company agrees to not at any time make or publish any statements or comments that injure your reputation or goodwill in any public statement or social media platform and further agrees that its executive vice presidents, board of directors and c-level employees will not make or publish statements or comments that injure your reputation or goodwill. This obligation will not limit the Company’s or its officers, directors and employees from responding truthfully to questions or inquiries in legal matters and governmental investigations.

9.Resignation and Re-Employment. Except as You continuing to serve as the Company’s Chief Financial Officer, which You agree to serve in that capacity as a consultant and subject to this Agreement, the receipt of any Severance Pay or Severance Benefits will be subject to Your resigning from all other positions You may hold as an employee, officer or director of the Company or any subsidiaries and Your executing a resignation letter to effectuate such resignations (the “Resignations”). The Company and Akright will coordinate the completion of any required SEC Form 3 or Form 4 filings.

10.Non-Admission of Liability. This Agreement is not an admission by the Company or any other Company Releasee that the Company or any other Company Releasee has acted wrongfully with respect to You or any other person. The Company and other Company Releasees specifically deny any liability for wrongful acts against You or any other person.

11.Further Cooperation. You agree to cooperate with urban-gro in connection with any pending or future investigation or litigation in which urban-gro or other Company Releasees believe You are an individual with relevant knowledge, subject to and without waiving Your rights specified in Sections 5(c) and 6 above. You also agree to be reasonably available to the Company and/or its legal counsel and other designated representatives or agents following the execution of this Agreement. Specifically, You agree to the following: (a) to respond to the best of Your ability to reasonable inquiries from the Company concerning ongoing matters within Your knowledge and/or former area of responsibility and to assist the Company in transitioning those matters to other personnel; and (b) to fully cooperate with the Company and/or its legal counsel and other designated representatives or agents in providing information in connection with threatened, pending or future investigations or litigation, including giving depositions and appearing for live interviews and proceedings. You further agree not to testify for, appear on behalf of, or otherwise assist in any way any individual, company, or agency in any claim against the Company unless pursuant to a lawful subpoena issued to You. If such a subpoena is issued, You will immediately notify the Company and provide it with a copy of the subpoena.

12.Employee Representations. You specifically represent, warrant, and confirm that You:
a.have not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency;
b.have been properly paid for all hours worked for the Company;
c.have received all salary, wages, commissions, bonuses, and other compensation due to You, through and including the Transition Date, which will be paid on the next regularly scheduled payroll date for the pay period including the Transition Date; and
d.have not engaged in and are not aware of any unlawful conduct relating to the business of the Company.

CONSULTING SERVICES FOR FRACTIONAL CFO ROLE

A.Engagement. Notwithstanding the termination of employment provisions above, the Company hereby retains Akright, as of the Transition Date, to provide to the Company the services set forth in Exhibit A attached hereto or in any subsequent written work request (“Work Order”) issued by the Company (the services set forth in Exhibit A and in any subsequent Work Order shall hereinafter be collectively referred to as the “Services”). The Services will relate to the Company’s Business particularly in finance and accounting and fulfilling the duties and obligations of the Company’s Chief Financial Officer (referred to herein as the “Business”).
B.Independent Contractor Status. The Parties expressly intend and agree that Akright shall perform the Services as an independent contractor of the Company and not as an employee. Akright may act as an agent of the Company in certain circumstances where the Company has given express written authority, and may use the title of “CFO” for the Company. In no event shall Akright be considered an employee of the Company or eligible for any of the benefits related to Company employment. As an independent contractor, the Company shall not be responsible for Taxes (defined below), employee benefits and other liabilities relating to Akright. The Parties expressly acknowledge and agree that neither Party owes to the other Party any fiduciary duties by virtue of this Agreement.
1Company shall not be responsible for Taxes (defined below) and other governmentally imposed responsibilities incurred by Akright as a result of work performed pursuant to this Agreement. For purposes of this Agreement the term “Taxes” shall mean, including, but not limited to, local, state, federal and social security taxes, unemployment taxes, workers’ compensation and self-employment taxes. No federal, state or local Taxes of any kind shall be withheld or paid by the Company on behalf of the Akright for work performed pursuant to this Agreement.
2Akright will not be entitled to any benefits accorded to the Company’s employees, including, but not limited to: any sort of insurance, licensing fees, retirement plans, vacation pay or sick pay.
3Without express written authority, Akright does not have the authority to act for the Company, or to bind the Company in any respect whatsoever, or to incur any debts or liabilities in the name of or on behalf of the Company.
4Akright has and hereby retains control of and supervision over the performance of Akright’s obligations hereunder.
C.Compensation.
1For and in consideration of the full and faithful performance of Akright’s obligations hereunder, the Company shall pay Akright $185.00 per hour (“Compensation”). Akright shall keep general descriptions of his time to the hour. Akright will submit invoices for payment on a monthly basis for work performed during the immediately preceding month. Company shall reimburse Akright for all reasonable out-of-pocket expenses, including travel expenses, if applicable. Subject to the terms of this Agreement, Company shall pay each properly prepared invoice no later than thirty (30) days after receipt.
D.Term and Termination.
1This Agreement shall commence on the Transition Date and last for three months (“Initial Term”) and shall automatically renew for one-month intervals (“Renewal Terms”

collectively with the Initial Term referred to as the “Term”) unless a Party gives written notice of non-renewal to the other Party at least 30 days prior to the end of the current Initial or Renewal Term (“Termination Notice”).
2In the event of a termination of this Agreement as provided in this Section, Company may require Akright to transfer and deliver to Company (a) any completed deliverables, works and research materials (collectively, "Completed Deliverables"), and (b) such partially completed deliverables, works, research materials, and information (collectively, the "Materials") as Akright has produced or acquired for the performance of this Agreement. Akright further agrees to protect and preserve property in the possession of Akright in which Company has an interest. The provisions of this Section shall survive the termination of this Agreement.
E.Confidentiality.
1Akright shall, during the Term and thereafter, keep in strictest confidence, and shall not disclose to any third party or use for any purpose whatsoever, except for the purpose of providing the Services under this Agreement and for the direct benefit of the Company, any and all Confidential Information (as defined below), non-public and/or proprietary information, in any form whatsoever, relating, in any way, to the Company, its products, business plans (including, without limitation, those relating to product development, regulatory strategy, sales and marketing, manufacturing, pricing and competition), financial and accounting results or information (including projections), know-how, technology and any intellectual property rights it may have. Akright acknowledges that certain of the foregoing types of information disclosed to Akright, or of which Akright otherwise becomes aware of, during the Term may be or be deemed to be “material non-public information” within the meaning of the U.S. federal securities laws (“MNPI”). MNPI will only be disclosed to Akright on a need to know basis and for the specific purpose of providing the Services, and Akright shall use such MNPI only for such specific purpose.
2Akright agrees to abide by all securities and related laws, rules and regulations in connection with providing the Services including, without limitation, those laws, rules and regulations relating to the receipt, handling and use of MNPI.
3Akright agrees to not buy or sell Common Stock or other securities of the Company (or of which the Company’s securities are derivatives) on the basis of MNPI regarding the Company or otherwise. During the Term and thereafter, Akright agrees not to sell the Common Stock on a “short” basis.
4Upon receipt of Confidential Information (as defined below) by Akright, Akright shall: (i) hold such Confidential Information in confidence; (ii) restrict disclosure of such Confidential Information to those individuals that need to know such Confidential Information for the performance of the Services; (iii) not disclose such Confidential Information to any third-party without prior written approval of the Company; (iv) not use any Confidential Information in competition with the Company, without prior written approval of the Company; and (v) protect the Confidential Information from unauthorized use, disclosure or publication. Akright shall protect all Confidential Information disclosed to it by the Company with at least the same degree of care as it normally exercises to protect its own proprietary information of a similar nature, and to use such Confidential Information only for the purposes consistent with this Agreement.
5In the event that Akright is required by a court of competent jurisdiction by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar process related to a legal proceeding to disclose any Confidential Information received pursuant to this Agreement it is agreed that it will, to the extent legally permitted and practicable, provide immediate notice of such request(s) and will use reasonable efforts to resist disclosure, until an appropriate protective order may be sought and/or a waiver of compliance with the provisions of this Agreement is granted.

6All Confidential Information (as defined below) shall, at all times, remain the property of the Company. Upon written request of the Company, all physical records or other documentation containing such Confidential Information shall be promptly returned to the Company, together with all copies thereof. All electronic, magnetic or computer records of such Confidential Information shall be deleted by the receiving Party from any medium on which Confidential Information may have been recorded or stored by the receiving Party, including tapes and computer disks, if such medium is not returned to the Company upon request.
7The term "Confidential Information" as used in this Agreement shall mean all information disclosed by the Company or their representatives, in contemplation of and during the term of this Agreement, concerning the Business or the Services, any and all written, printed or other materials, regardless of form, provided by the Company or its representatives to Consultant or its representatives, and the substance and content thereof, and all information ascertained through the discussions between representatives of the Parties in contemplation of and execution of this Agreement. Confidential Information shall include information (i) used in the Business of the Company and is proprietary to, about, or created by the Company; (ii) relating to the Business and designated as confidential by the Company; or (iii) not generally known by any non-Company personnel. Confidential Information includes, but is not limited to, the following types of information as it relates to the Business (whether or not reduced to writing or designated as confidential):
(a)Information identifying and otherwise concerning the Company’s owners, customers, clients and their representatives, contracts (contents and parties), client services, data provided by clients, and the type, quantity and specifications of products and services to be developed, being developed, being sold to, purchased, leased, licensed or received by clients of the Company;
(b)Work product resulting from or related to Work or projects performed by or to be performed for the Company or for clients or customers of the Company, including but not limited to inventions, formulas, sketches, drawings, designs, developments, discoveries, improvements, applications, know-how, interim and final lines of inquiry, hypotheses, research, reports, ideas and conclusions related thereto and the methods, processes, procedures, analysis and techniques used in connection therewith;
(c)Any of the Company’s internal personnel and financial information (including the revenue, costs or profits associated with any of the Company’s products related to the Business); vendor and supplier names, payroll information, purchasing and internal cost information, internal service and operational manuals, training programs, training materials and other Business information of the Company relating to the manner and methods of conducting the Business;
(d)Information with respect to the Company’s products, facilities and methods, systems, trade secrets and other intellectual property;
(e)Marketing and developmental plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, methods of obtaining business, forecasts, forecast assumptions and volumes, future plans and potential strategies of the Company;
(f)Any other information relating to the Company which may have been obtained by Akright during the term of this Agreement.

F.Personal Data
1During the term of this Agreement, the Company may collect certain personal data about Akright, including contact information (phone number, address, email address), data regarding work authorization (citizenship, work permit or visa status), bank account information, emergency contact information and, where necessary for payment, national identification or social security number (collectively “Personal Data”). The Company collects such Personal Data in order to perform the Company’s obligations under this Agreement, to comply with legal obligations and to pursue legitimate interests of the Company such as to transmit Personal Data within the Company and its affiliates for internal administrative purposes and to ensure building, network and information security. Personal Data will be retained for the term of this Agreement and for a reasonable period following the termination of this Agreement, as permitted by applicable law. The Company implements technical and organizational measures to protect Akright’s Personal Data against accidental or unlawful destruction, loss, alteration, access, unauthorized disclosure or access. Akright may request to access, modify or correct Personal Data that the Company maintains. The Akright may also request that Personal Data about him/her be deleted or restricted, recognizing that any such deletion or restriction may impact the Company’s ability to perform its obligations under this Agreement.
2Akright agrees to follow applicable laws and the Company’s policies, standards and procedures when handling any Personal Data about others to which the Akright may have access in his/her performance of Services under this Agreement. The Akright understands that the obligation to keep Personal Data confidential continues to exist after termination of his/her relationship with the Company.
G.Access to Business System. Because Akright will be given access to Company’s computer network, software, applications or other business systems (“Business System”) in connection with performance of the Services, Akright shall comply with the Company’s system security policies, as may be revised by the Company from time to time, and will not tamper with, compromise or circumvent any security or audit measures employed by the Company.  Failure to comply with the Business System security policies shall be a breach of this Agreement entitling the Company to immediately terminate this Agreement.  The Company may audit the Akright’s use of the Business System.  The Akright agrees that the Company may review any information, electronic mail communications, or other data stored on or contained in any computer hard drive, disk, or any other storage medium located on the premises of the Company to determine whether there has been any breach of security or violations of this Agreement, regardless of whether such computer hard drives, disks, storage media or electronic mail communications are on equipment owned or leased by the Company or are brought or sent onto the Company’s premises by the Akright, its employees or agents.
MISCELLANEOUS
H.Remedies. In the event of a breach or threatened breach by You of any of the provisions of this Agreement, You hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.
I.If You fail to comply with any of the terms of this Agreement the Company may, in addition to any other remedies it may have, reclaim any amounts paid to You under this Agreement without waiving the releases provided in it.

J.Consideration Period. You may take until the later of the following periods to review and consider this Agreement: (i) 21 calendar days after You receive this Agreement (the “Consideration Period”), or (ii) the Retirement Date. Your signing this Agreement prior to 21 calendar days after receiving the same will waive the remaining days in the Consideration Period.
K.Revocation Period: If You have not signed and returned this Agreement within the Consideration Period, the offer will expire. If you are age 40 or older, once You have accepted the terms of this Agreement, You will have an additional 7 calendar days in which to revoke Your acceptance (the “Revocation Period”). To revoke, You must send a written statement of revocation to Christian Monson, EVP, General Counsel. If You timely revoke, You will receive no benefits under this Agreement and will be obligated to return the Severance Payment. If You do not revoke this Agreement, the Agreement shall become effective on the date immediately following the Revocation Period, if applicable.
L.In accordance with the ADEA, You acknowledge that: (1) You are hereby advised in writing to consult with an attorney before signing this Agreement; (2) as consideration for signing this Agreement, You have received benefits and compensation to which You would otherwise not be entitled; and (3) if You sign the Agreement before your consideration period expires, You do so voluntarily.
M.Effect of Failure to Sign. You acknowledge that if You (i) do not sign this Agreement; or (ii) You do sign the Agreement but thereafter timely revoke, You will still be terminated as of Your Retirement Date and You will not be eligible to receive any Severance Pay or Severance Benefits.
N.Recovery of Attorney’s Fees. You further agree that the Company shall be entitled to recover its reasonable attorney’s fees and expenses in any action arising from or relating to enforcement of any provision of this Agreement in which the Company prevails on any or all issues presented, including attorney’s fees and costs incident to an appeal. You also specifically agree that You will be responsible for Your own attorney’s fees and that You unconditionally release and discharge the Company from any claim for attorney’s fees incurred by You or on Your behalf.
O.Additional Understandings and Acknowledgements. You further acknowledge and agree:
P.You have entered into this Agreement knowingly and voluntarily, having given the matter full and careful consideration;
Q.The Severance Pay and Severance Benefits provided to You under this Agreement are in addition to those You are entitled to receive apart from this Agreement; and
R.You acknowledge and agree that the following is true as of the date You sign the this Agreement: (i) You are not owed any wages by the Company for work performed, whether as wages or salary, overtime, bonuses or commissions, or for accrued but unused paid time off, and have been fully compensated for all hours worked; (ii) You have incurred no work related injuries; (iii) You have received all family or medical leave You requested and for which You were eligible.
S.Severability. The provisions of this Agreement are severable, and if any provision is found to be unenforceable, the other provisions will remain fully valid and enforceable.
T.Governing Law. This Agreement and all matters arising out of or relating to this Agreement and Your employment by urban-gro, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of Colorado including its statutes of limitations without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought in any state or federal court located in the state of Colorado county of Boulder. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.
U.Counterparts and Facsimile/Digital Signatures: This Agreement may be executed in any number of counterparts, each of which will be deemed to be an executed Agreement and each of which shall be deemed to be one and the same instrument. A facsimile or digital signature shall be treated as an original signature for all purposes.
V.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by You on account of non-compliance with Section 409A.
W.Successors and Assigns.  Assignment by the Company: The Company may freely assign this Agreement at any time. No Assignment by the Employee: You may not assign this Agreement in whole or in part. Any purported assignment by You shall be null and void from the initial date of the purported assignment.
X.Entire Agreement. This Agreement is an integrated document. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by You and by the CEO of the Company. No waiver by of any breach by the other Party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege
Y.PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I AM ENTERING INTO THIS AGREEMENT VOLUNTARILY, HAVING BEEN ADVISED OF MY RIGHT TO CONSULT AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. I AM NOT RELYING ON ANY REPRESENTATION OR UNDERSTANDING NOT STATED IN THIS AGREEMENT.

1

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
COMPANY

urban-gro, Inc.

By:     /s/ Bradley Nattrass
Name:    Bradley Nattrass
Title: CEO

AKRIGHT

/s/ Richard Akright
Name:     Richard Akright
Address:
Email:
Phone:

EXHIBIT A
SERVICES
-Direct the preparation of the Company’s financial statements
-Comparison of actual Company results to budget and runs review planning
-Oversees investment of funds and interfaces with external stakeholders
-Oversees accounting department, budget preparation and audit function
-Review and signs all Company financial disclosures
-Reports to the Board of Directors financial condition of the Company
-Presents to the Audit Committee all Company financial disclosures
-Serves as the Company’s expert on all accounting matters